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                                  EXHIBIT 11

                         LOTUS DEVELOPMENT CORPORATION

                   Computation of Primary and Fully Diluted
                              Earnings Per Share
                     (in thousands, except per share data)
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
                                                Years Ended December 31,
                                                  1993    1992     1991
                                                -------  -------  -------
Net income                                      $55,535  $80,403  $33,116

Weighted average shares outstanding
 during the year                                 43,089   42,306   42,960
Common equivalent shares                          1,632      688      992
                                                -------  -------  -------
Common and common equivalent shares
  outstanding for purpose of calculating
  primary net income per share                   44,721   42,994   43,952
Incremental shares to reflect full dilution         924       --       --
                                                -------  -------  -------
Total shares for purpose of calculating
   fully diluted net income per share            45,645   42,994   43,952
                                                =======  =======  =======

Primary net income per share                    $  1.24  $  1.87  $  0.75
                                                =======  =======  =======

Fully diluted net income per share              $  1.22  $  1.87  $  0.75
                                                =======  =======  =======
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